UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 22, 2006

Maxus Realty Trust, Inc.
(Exact name of registrant as specified in its charter)

MISSOURI	00-13457	48-1339136
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

104 Armour Road
North Kansas City, Missouri 64116
(Address of principal executive offices) (Zip Code)

(816) 303-4500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.14e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On May 22, 2006 (the “Effective Date”), a wholly-owned subsidiary of Maxus Realty Trust, Inc., (the “Registrant”), Arbor Gate Acquisition, L.L.C., entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the “Purchase Agreement”) with Favrot & Shane Companies, Inc. (the “Purchaser”) pursuant to which Purchaser has agreed to purchase the multi-family unit apartment complex located in Picayune, Mississippi known as Arbor Gate Apartments (the “Property”) for a purchase price of $6.1 million, adjusted for standard prorations. The Purchaser is an unrelated third party.

The Purchaser has paid $50,000 to an escrow agent as a deposit (the "Initial Deposit"), and will pay an additional deposit of $50,000 (together with the Initial Deposit, the "Deposit") after the expiration of the due diligence period, which period ends on June 21, 2006.

The sale of the Property is subject to the Purchaser’s due diligence review and inspection, which must be satisfactory in its sole discretion. The closing is scheduled to occur 30 days after the completion of the due diligence period or on any other date mutually agreed. The closing is also subject to other standard closing conditions, including conveyance of the Property to the Purchaser with a title insurance policy insuring title, free and clear of all liens and encumbrances except permitted encumbrances. Either party has the right to elect to structure the transaction as a like-kind exchange through an intermediary in accordance with Section 1031 of the Internal Revenue Code.

If the transaction closes, the Registrant will satisfy the existing mortgage loan on the Property in the approximate amount of $3,034,124 and will also owe a brokerage fee of 2.5% in connection with the closing of the acquisition of the Property. There is no assurance that this transaction will ultimately be consummated.

Item 8.01 Other Events.

On May 22, 2006, the Registrant’s annual meeting of shareholders was held. At this meeting the shareholders elected all of the nominees for trustees as set forth in the proxy statement and approved an amendment to the Registrant’s bylaws permitting the annual shareholder meeting to be held on a date and time in May selected by the Board of Trustees.

On May 22, 2006 at its annual board meeting, the Board of Trustees of the Registrant decided to suspend the payment of its second quarter cash dividend until the Hurricane Katrina insurance claims are resolved and the Registrant can better project the recurring cash flows from the Registrant’s operations.

As previously reported, the Registrant has been negotiating a new Purchase Agreement with FDC Lewisville Seniors, Ltd., a Texas limited partnership (“Seller”) in regards to the purchase of Franklin Park Apartments, a 180 multi-family unit apartment complex in Lewisville, Texas. At this time, there has been a proposed increase in the real estate taxes and the ultimate outcome of this increase is not currently known. On May 22, 2006, the Registrant’s Board of Trustees voted to not approve the purchase at this time. Therefore, there can be no assurance that the Registrant and Seller will enter into a new purchase agreement and that a transaction will ultimately be consummated.

As previously reported, the Registrant has made several insurance claims on two properties for the damages they sustained from Hurricane Katrina. On May 23, 2006, the Registrant received $900,000 with respect to the insurance claim on the Arbor Gate property. The proceeds have been placed in the Registrant’s insurance loss escrow account with their lender, NorthMarq Capital. The Registrant continues to pursue other insurance claims with respect to Hurricane Katrina damages.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              MAXUS REALTY TRUST, INC.

Date: May 25, 2006                   By:  /s/ David L. Johnson
   David L. Johnson
   Chairman of the Board, President and Chief
  Executive Officer